                                                  This filing is made pursuant
                                                  to Rule 424(b)(2) under
                                                  the Securities Act of
                                                  1933 in connection with
                                                  Registration No. 333-74095

PROSPECTUS SUPPLEMENT
----------------------------------
(TO THE PROSPECTUS DATED MARCH 19, 1999)

                                  $100,000,000
                        5 5/8% NOTES DUE APRIL 15, 2002
                       (ILFC LOGO)
                       INTERNATIONAL LEASE FINANCE CORPORATION
                            ------------------------

     Our notes will have the following terms:

     - We will pay interest on the notes semiannually on April 15 and October 15, beginning on October 15, 1999.

     - We may not redeem the notes prior to the maturity date listed above.

     - The notes will not be guaranteed and will be unsecured obligations ranking equally with our other debt obligations.

     - We do not intend to list the notes on any securities exchange and the notes will not have an established trading market when issued.

     - The notes will be held in global form on our behalf by the Depository Trust Company, as depositary, or issued in definitive form.
                            ------------------------

                                                   PER NOTE           TOTAL
                                                   --------           -----
Public Offering Price(1)                              100%         $100,000,000
Underwriting Discount                                 .15%             $150,000
Proceeds to the Company (before expenses)           99.85%          $99,850,000

       (1) Plus accrued interest from April 12, 1999, if settlement occurs after that date
                            ------------------------

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about April 12, 1999.
                            ------------------------

MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                                              PRUDENTIAL SECURITIES INCORPORATED
                            ------------------------

            The date of this Prospectus Supplement is April 7, 1999.

                   IMPORTANT NOTICE ABOUT INFORMATION IN THIS
             PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

     This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering. The second part, the base prospectus, gives more general information, some of which may not apply to the notes we are offering.

     IF THE DESCRIPTION OF THE NOTES VARIES BETWEEN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, YOU SHOULD RELY ON THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING TO SELL THE NOTES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS ACCURATE AS OF ANY DATE LATER THAN APRIL 7, 1999.
                           -------------------------

     We include cross references in this prospectus supplement to captions in the prospectus and this prospectus supplement where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
                                                              ----
Use of Proceeds.............................................  S-3
Description of the Notes....................................  S-3
Underwriting................................................  S-4

                                   PROSPECTUS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Where You Can Find More Information.........................    5
The Company.................................................    5
American International Group, Inc...........................    6
Use of Proceeds.............................................    6
Prospectus Supplement.......................................    6
Description of Debt Securities..............................    6
Plan of Distribution........................................   17
Experts.....................................................   18
Legal Matters...............................................   18

                                USE OF PROCEEDS

     The net proceeds from the sale of our 5 5/8% Notes due April 15, 2002 (the "Notes") after expenses estimated to be $100,000, is estimated to be $99,750,000. We intend to use the net proceeds to repay maturing commercial paper. As of April 7, 1999, we had approximately $3.54 billion of commercial paper outstanding with a weighted average interest rate of approximately 4.88%.

                              DESCRIPTION OF NOTES

     The following information about the Notes should be read together with the information under "Description of Debt Securities" in the accompanying prospectus. We will issue the Notes under an Indenture dated as of November 1, 1991 (the "Indenture"), between the Company and U.S. Bank Trust National Association (successor to Continental Bank, National Association), as Trustee (the "Trustee"). The Notes will rank equally with all our other unsecured and unsubordinated indebtedness.

     The Notes will mature on April 15, 2002 and will bear interest at the yearly rate of 5 5/8% from April 12, 1999. We will pay interest on the Notes twice each year on each April 15 and October 15, beginning on October 15, 1999, to the persons in whose names the Notes are registered on the close of business on the preceding April 1 and October 1, respectively. However, we will pay interest payable on April 15, 2002 to the persons to whom principal on the Notes will be paid. We will compute interest on the Notes on the basis of a 360-day year consisting of twelve 30-day months.

     The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

                                  UNDERWRITING

     We have agreed to sell the Notes, subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement") among us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, PaineWebber Incorporated and Prudential Securities Incorporated (the "Underwriters"), to the Underwriters, each of which has severally agreed to purchase from the Company the principal amount of the Notes set forth next to each Underwriter's name below. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, and also that the Underwriters will be obligated to purchase all of the Notes if any are purchased.

                                                           PRINCIPAL
                                                             AMOUNT
                     UNDERWRITERS                           OF NOTES
                     ------------                          ---------
Merrill Lynch, Pierce, Fenner & Smith
               Incorporated...........................     $60,000,000
PaineWebber Incorporated..............................      20,000,000
Prudential Securities Incorporated ...................      20,000,000
                                                          ------------
               Total..................................    $100,000,000
                                                          ============

     The Underwriters have advised us that they propose initially to offer the Notes to the public at the offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price minus a concession not in excess of .125% of the principal amount of the Notes. The Underwriters may allow, and the dealers may reallow, a discount not in excess of .075% of the principal amount of the Notes to other dealers. After the initial public offering, the public offering price, concession and discount as stated above may be changed.

     The Underwriters are permitted to engage in transactions that stabilize the price of the Notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the market price of the Notes.

     If the Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell more Notes than are set forth on the cover page of this Prospectus Supplement, the Underwriters may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of such purchases. None of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the market price of the Notes. In addition, none of the Underwriters makes any representation that the Underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

     The Notes are a new issue of securities and do not have an established trading market. The Underwriters have advised us that they may from time to time purchase and sell the Notes in the secondary market, but that they are not obligated to do so. We cannot give any assurances that there will be a secondary market for the Notes.

     We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as specified in the Underwriting Agreement.

PROSPECTUS

(ILFC LOGO) INTERNATIONAL LEASE FINANCE CORPORATION

     By this prospectus, we may offer:

                                DEBT SECURITIES

     These securities will have an aggregate offering price of up to $2,000,000,000 or an equivalent amount in U.S. dollars if any securities are denominated in a currency other than U.S. dollars. We may offer these securities in one or more series, with the same or different maturity dates, and at par or with an original issue discount.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplement carefully before you invest.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT THAT WE HAVE REFERRED YOU TO. NO ONE IS AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR THE PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS DOCUMENT.

                           -------------------------

The date of this prospectus is March 19, 1999

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Summary.....................................................    3
Where You Can Find More Information.........................    5
The Company.................................................    5
American International Group, Inc...........................    6
Use of Proceeds.............................................    6
Prospectus Supplement.......................................    6
Description of Debt Securities..............................    6
Plan of Distribution........................................   17
Experts.....................................................   18
Legal Matters...............................................   18

                                    SUMMARY

     This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand the terms of the debt securities we are offering by this prospectus, you should carefully read this prospectus and the prospectus supplement that gives the specific terms of the securities we are offering. You should also read the documents we have referred you to in "Where You Can Find More Information" on page 4 for information on us and our financial statements.

INTERNATIONAL LEASE FINANCE CORPORATION

     Our primary business is acquiring new and used commercial jet aircraft and leasing and selling those aircraft to domestic and foreign airlines. We also sell commercial jet aircraft for our own account, for the account of airlines and for the account of financial institutions.

     We are an indirect wholly owned subsidiary of American International Group, Inc. We are incorporated in the State of California and maintain our principal executive offices at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated are set forth below:

                           YEARS ENDED DECEMBER 31,
                     ------------------------------------
                     1994   1995    1996    1997    1998
                     -----  -----   -----   -----   -----
                     1.63x  1.48x   1.53x   1.63x   1.65x

     We computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of income before income taxes plus fixed charges (excluding capitalized interest), and "fixed charges" consist of interest expense and capitalized interest.

THE DEBT SECURITIES WE MAY OFFER

     We may offer up to $2,000,000,000 in debt securities. We may sell the debt securities through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement and the pricing supplement, if one is used, will describe the specific amounts, prices and terms of the debt securities.

THE DEBT SECURITIES

     We may from time to time offer debt securities which are unsecured and unsubordinated obligations of our Company. These debt securities will rank equally with all of our other unsecured and unsubordinated debt.

     We have summarized the general features of the debt securities below. We encourage you to read the indenture which governs the debt. A copy of the indenture is incorporated by reference as Exhibit 4 to this Registration Statement and is available to the public. See "Where You Can Find More Information."

     The following are general indenture provisions that relate to the debt securities offered by this prospectus.

     - The indenture does not limit the amount of debt that we may issue or provide a holder of debt securities offered by this prospectus with any protection from the consequences of a highly leveraged transaction involving us.

     - The indenture allows us to merge or consolidate with another company, or sell all or substantially all of our assets to another company, subject to certain conditions. If these events occur, the other company will be required to assume our responsibilities on the debt and, in a merger or consolidation where we are not the surviving corporation, we will have no further liabilities or obligations with respect to the debt securities.

     - Upon our request to change an obligation created by the indenture, the holders of a majority of the total principal amount of the debt outstanding in any series may vote to change our obligations or your rights concerning the debt in that series. We may also amend or supplement the indenture for certain purposes without the consent of any holder of debt securities. However, to change any term relating to the payment of principal or interest for a series of debt securities, every holder in the affected series must consent.

     - Under certain conditions, we may discharge the indenture at any time by depositing sufficient funds with the trustee to pay the obligations when due. All amounts due to you on the debt would be paid by the trustee from the deposited funds.

     The following are events of default under the indenture:

     - Our failure to pay interest for 30 days.

     - Our failure to pay principal and any premium when due.

     - Our failure to make any sinking fund payment when due.

     - Our failure to perform covenants for 60 days after receipt of notice to cure.

     - Our failure to pay our debt under any mortgage or indenture of at least $20,000,000 when due and payable other than as a result of acceleration, or which becomes due upon acceleration which is not rescinded or such debt discharged, each within 30 days after written notice to us.

     - Certain events in bankruptcy, insolvency or reorganization.

     - Any other events of default relating to a specific series of debt securities and set forth in the prospectus supplement for those debt securities.

     If there is an event of default, the trustee of holders of at least 25% of the principal amount outstanding of a series may declare the principal immediately payable for that series. However, holders of a majority in principal amount of that series may cancel this declaration.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and supplements to this prospectus. We incorporate by reference our Annual Report on Form 10-K for the fiscal year ended December 31, 1998. The information filed by us with the SEC in the future will update and supercede this information.

     We also incorporate by reference any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") until our offering is completed.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

            Alan H. Lund
            Executive Vice President, Co-Chief Operating
            Officer and Chief Financial Officer
            International Lease Finance Corporation
            1999 Avenue of the Stars, 39th Floor
            Los Angeles, California 90067
            Telephone: 310-788-1999

                                  THE COMPANY

     We acquire new and used commercial jet aircraft for the purpose of leasing and selling such aircraft to domestic and foreign airlines. In terms of the number and value of transactions completed, we are a major owner-lessor of commercial jet aircraft. In addition, we resell commercial jet aircraft for our own account, for the account of airlines and for the account of financial institutions. At December 31, 1998, we had committed to purchase 303 aircraft deliverable through 2006 at an estimated aggregate purchase price of $17.4 billion.

     We are an indirect wholly owned subsidiary of American International Group, Inc. ("AIG").

     We are incorporated in the State of California. We maintain our principal executive offices at 1999 Avenue of the Stars, 39th Floor, Los Angeles, California 90067. Our telephone number is (310) 788-1999 and our telecopier number is (310) 788-1990.

                       AMERICAN INTERNATIONAL GROUP, INC.

     AIG is a holding company which through its subsidiaries is primarily engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. Their principal insurance company subsidiaries are American Home Assurance Company, National Union Fire Insurance Company of Pittsburgh, Pa., New Hampshire Insurance Company, Lexington Insurance Company, American International Underwriters Overseas, Ltd., American Life Insurance Company, American International Assurance Company, Limited, The Philippine American Life and General Insurance Company, American International Reinsurance Company, Ltd. and United Guaranty Residential Insurance Company. The Common Stock of AIG is listed on the New York Stock Exchange, among others.

AIG IS NOT A CO-OBLIGOR OR A GUARANTOR FOR THE DEBT SECURITIES.

                                USE OF PROCEEDS

     We will use proceeds that we receive from the sale of the debt securities, together with internally generated funds, for general corporate purposes unless the prospectus supplement states otherwise. General corporate purposes will include our purchases of aircraft. We will invest any proceeds from the sale of the debt securities not immediately used in marketable securities until spent.

                             PROSPECTUS SUPPLEMENT

     The prospectus supplement provides the specific terms of the debt securities and may differ from the general information provided in this prospectus. You should rely on the prospectus supplement if the information we provide in it is different from the information contained in this prospectus.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer unsecured and unsubordinated debt securities (the "Debt Securities") under an indenture dated as of November 1, 1991 (the "Indenture"), between us and U.S. Bank Trust National Association (successor to Continental Bank, National Association), as trustee (the "Trustee"). The following is a summary of certain provisions of the Debt Securities and of the Indenture and does not contain all of the information which may be important to you. You should read all provisions of the Indenture carefully, including the definitions of certain terms, before you decide to invest in the Debt Securities. If we refer to particular sections or defined terms of the Indenture, we mean to incorporate by reference those sections or defined terms of the Indenture. A copy of the Indenture is incorporated by reference as an Exhibit to this Registration Statement. See "Where You Can Find More Information."

GENERAL

     The Debt Securities will rank equally with our other unsecured and unsubordinated indebtedness. The Indenture does not limit the amount of Debt Securities that we may issue. We may issue Debt Securities in one or more series, with the same or various maturities, at par, or with original issue discount. The prospectus supplement will describe any Federal income tax consequences and other special considerations applicable to any Debt Securities issued with original issue discount.

     The prospectus supplement will set forth the initial offering price, the aggregate principal amount and the following terms of the Debt Securities:

     (1) the title;

     (2) any limit on the aggregate principal amount of a particular series;

     (3) to whom interest on the Debt Securities should be paid if other than the registered owner;

     (4) the date or dates on which we agree to pay principal;

     (5) the rate or rates of interest for the Debt Securities (which may be fixed or variable) and, if applicable, the method used to determine the rate or rates of interest, the date or dates from which interest will accrue, the dates that interest shall be payable and the record date for the payment of the interest;

     (6) the place or places where principal and interest will be payable, or the method of such payment;

     (7) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Debt Securities may be redeemed, in whole or in part, at our option;

     (8) any mandatory or optional sinking fund or analogous provisions and our obligation, if any, to redeem or repurchase the Debt Securities pursuant to any sinking fund or similar provisions or at the option of a holder thereof, and the period, price and terms and conditions for the redemption or repurchase;

     (9) the currency or currencies in which we agree to make payments on Debt Securities;

     (10) the method of determining amounts of principal, any premium and interest payable on the Debt Securities if these amounts are calculated in reference to an index;

     (11) the amount of principal that we will pay upon acceleration, if other than the entire principal amount;

     (12) whether we will issue the debt securities in certificates or book-entry form (see "Certificated Securities" and "Global Securities" below);

     (13) any additional Events of Default, if any; and

     (14) any additional terms.

PAYMENT OF INTEREST AND EXCHANGE

     We will issue the Debt Securities of each series either in the form of one or more global securities (a "Global Security") registered in the name of Cede & Co. as the nominee of The Depository Trust Company (the "Depositary"), or as a certificate issued in definitive registered form (a "Certificated Security"), as set forth in the prospectus supplement. If we do not state the form of a series of Debt Securities in a prospectus supplement, we are issuing the series as a Global Security. Principal, premium, if any, and interest, if any, is to be paid to registered holders at the office of the Trustee in the Borough of Manhattan City and State of New York or at any paying agency maintained by the Company for that purpose as described under "Global Securities" below. We may provide at our option for payment of interest to registered holders of Certificated Securities by check mailed to the address of the holder as it appears on the register for the Certificated Securities.

CERTIFICATED SECURITIES

     A holder may present Certificated Securities for transfer or exchange at the Trustee's office or paying agencies in accordance with the terms of the Indenture unless the prospectus supplement states otherwise. There will not be a service charge for any transfer or exchange of Certificated Securities, but the transfer or exchange is subject to other limitations set forth in the Indenture.

GLOBAL SECURITIES

     Unless we tell you otherwise in a prospectus supplement, we will register each Global Security representing Debt Securities in the name of Cede & Co., as nominee of the Depositary. Cede & Co. may not transfer any Global Security, in whole or in part, to anyone except the Depositary or a nominee of the Depositary unless it is exchanged first for a Certificated Security.

     The information under the headings "The Depositary," "Book-Entry System" and "Year 2000" in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

The Depositary

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act. The Depositary holds securities deposited by persons that have accounts with the Depositary ("Direct Participants"). The Depositary also facilitates the settlement among Direct Participants and Indirect Participants (as defined below), of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     The Depositary is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Indirect Participants in the Depositary's book-entry system include securities brokers and dealers, banks and trust companies. Indirect Participants access the Depositary's system by clearing through or maintaining custodial relationships with a Direct Participant. The rules applicable to the Depositary and its Participants are on file with the SEC.

     The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form (certificated securities). Such laws may impair the ability to transfer beneficial interests in Debt Securities represented by Global Securities.

Book-Entry System

     We anticipate that the following provisions will apply to all depositary arrangements unless the prospectus supplement states otherwise.

     Ownership of beneficial interests in Securities will be limited to Direct Participants or persons that may hold interest through Direct Participants such as securities brokers and dealers, banks and trust companies ("Indirect Participants").

     Upon the issuance of a Global Security, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of the applicable Direct Participants. The accounts to be credited shall be designated by any underwriters or agents participating in the distribution of such Debt Securities. Purchases of Debt Securities under the Depositary's system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on the Depositary's records. The ownership interest of each actual purchaser of Debt Securities (a "Beneficial Owner") will be recorded on the Direct Participants' and Indirect Participants' records. Beneficial Owners will not receive written confirmation from the Depositary of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. So long as the Depositary or its nominee is the registered owner of a Global Security, they will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Beneficial Owners will not be entitled to have the Debt Securities represented by a Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

     We will make payments of principal, premium, if any, and interest on Book-Entry Securities to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, nor the Trustee or any of our agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Global Security, or with respect to maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that the Depositary, upon receipt of any principal, premium or interest payment, will immediately credit Direct Participants' accounts with payments in amounts proportionate to the respective beneficial interests in the Global Security, as shown on the records of the Depositary. We also expect that payments by Direct Participants to Indirect Participants and by Direct Participant and Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, and accordingly will be the responsibility of the Participants.

     As long as the Debt Securities are held by the Depositary or its nominee and the Depositary continues to make its same day funds settlement system available to us, all payments of principal and interest on the Debt Securities will be made in immediately available funds. We are advised that the Depositary's practice is to credit Direct Participants' accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date.

     Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. However, we expect that the Debt Securities will trade in the Depositary's Same-Day Funds Settlement system. Accordingly, the Depositary will require that secondary trading activity in the Debt Securities settle in immediately available funds. We do not make any assurances as to any possible effect the requirement for settlement in immediately available funds could have on trading activity in the Debt Securities.

     We expect that the forwarding of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among themselves, subject to any statutory or regulatory requirements which may be in effect. Neither the Depositary nor Cede & Co. will consent or vote with respect to the Debt Securities. We are advised that the Depositary's usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to any such consent or vote. The omnibus proxy would assign Cede & Co.'s consenting or voting rights to the Direct Participants to whose accounts the Debt Securities are credited on the applicable record date (which would be identified in a listing attached to the omnibus proxy).

     In the event the Depositary is unwilling or unable to continue as Depositary for a series of Debt Securities and we do not appoint a successor Depositary within 90 days, we will issue such Debt Securities in certificated form in exchange for such Global Security.

     We may decide at any time not to have Debt Securities of a particular series represented by one or more Global Securities and, accordingly will issue Debt Securities representing such series in certificated form in exchange for all of the Global Security or Securities representing such Debt Securities.

Year 2000

     The Depositary has informed us that its management is aware that some computer applications, systems and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on and after January 1, 2000, may encounter "Year 2000 problems." The Depositary has informed its Participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within the Depositary, continue to function appropriately. This program includes a technical assessment and an remediation plan, each of which is complete. Additionally, the Depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, the Depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third-party vendors from whom the Depositary licenses software and hardware, and third-party vendors on whom the Depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The Depositary has informed the Industry that it is contacting (and will continue to contact) third-party vendors from whom the Depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the Depositary is in the process of developing such contingency plans as it deems appropriate.

     According to the Depositary, the foregoing information with respect to the Depositary has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind. Detailed information concerning the Depositary's progress, including a series of periodic reports, can be accessed electronically by means of its home page on the internet (http://www.dtc.org).

CERTAIN COVENANTS OF THE COMPANY

     Restrictions on Liens. We will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money secured by any Mortgage (as defined in "Certain Definitions"), upon any property of ours or any Restricted Subsidiary (as defined in "Certain Definitions"), or on any shares of stock of any Restricted Subsidiary, without ensuring that the Debt Securities (together with any other indebtedness of ours or such Restricted Subsidiary ranking equally with the Debt Securities if we so determine) is equally and ratably secured. The foregoing restrictions do not apply to:

     (1) mortgages existing on November 1, 1991;

     (2) certain mortgages securing all or a part of the purchase price of property (other than property acquired for lease to another person);

     (3) mortgages on the property of a Restricted Subsidiary existing at the time it became a Restricted Subsidiary;

     (4) mortgages securing indebtedness for borrowed money owed by a Restricted Subsidiary to us or another Restricted Subsidiary;

     (5) mortgages on property of another corporation that are in existence at the time we or a Restricted Subsidiary acquire the property of that corporation as an entirety or substantially as an entirety (including acquisition by merger or consolidation);

     (6) any replacement of any of the foregoing, provided that the principal amount of the indebtedness for borrowed money secured by the mortgage shall not be increased and the principal repayment schedule and maturity of such indebtedness is not extended and is limited to the same property subject to the mortgage replaced or property substituted therefor, as a result of any destruction, condemnation or damage of such property;

     (7) liens in connection with certain legal proceedings;

     (8) liens for certain taxes or assessments, landlord's liens and charges incidental to the conduct of our business or the ownership of property and assets by ourselves or a Restricted Subsidiary, which liens are not incurred in connection with the borrowing of money and do not, in our opinion, materially impair the use of such property in our business operations or the business operations of a Restricted Subsidiary or the value to the business of such property; and

     (9) mortgages not otherwise excepted above which, when aggregated with all other outstanding indebtedness for borrowed money of ours and of Restricted Subsidiaries secured by mortgages and not listed in clauses
         (1) through (8) above, does not exceed 12.5% of our Consolidated Net Tangible Assets (as defined in "Certain Definitions").

     Restrictions as to Dividends and Certain Other Payments. We may not pay or declare any dividend or make any distributions on any of our capital stock (except in shares of, or warrants or rights to subscribe for or purchase shares of our capital stock), or make any payment ourselves or through any Restricted Subsidiary to acquire or retire shares of such stock, at a time when an Event of Default has occurred and is continuing under the Indenture because:

     (1) we have failed to pay interest on the Debt Securities of that series when due and continue not to pay for 30 days;

     (2) we have failed to pay the principal and premium, if any, on the Debt Securities of that series when due either at maturity, when due upon redemption, or when due by declaration or otherwise; or

     (3) we have failed to deposit any sinking fund payment with respect to Debt Securities of that series when and as due.

     Restrictions on Investments in Non-Restricted Subsidiaries. We will not, nor will we permit any Restricted Subsidiary, to invest in or transfer assets to a Non-Restricted Subsidiary if immediately thereafter we would be in breach of or in default in the performance of any of our covenants or warranties contained in the Indenture.

     Limited Covenants in the Event of a Highly Leveraged Transaction. Other than our covenants included in the Indenture described above and as described below in "Merger and Sale of Assets," there are no covenants or provisions in the Indenture that afford holders protection should we participate in a highly leveraged transaction, leveraged buyout, reorganization, restructuring, merger or similar transaction.

CERTAIN DEFINITIONS

     Certain significant terms which are defined in the Indenture are set forth below:

     "Consolidated Net Tangible Assets" means the total amount of assets (less depreciation and valuation reserves and other reserves and items deductible from the gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet for us together with our Restricted Subsidiaries, after deducting:

     (1) all liability items except indebtedness (whether incurred, assumed or guaranteed) for borrowed money maturing by its terms more than one year from the date of creation thereof or which is extendible or renewable at the sole option of the obligor in a manner where it could become payable more than one year from the date of creation thereof,

     (2) deducting shareholder's equity and reserves for deferred income taxes,

     (3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case, would be included on such balance sheet, and

     (4) investments and equity in the net assets of Non-Restricted
         Subsidiaries.

     "Mortgages" means any mortgage, pledge, lien or other encumbrance of any nature upon any property of ours or any Restricted Subsidiary.

     "Non-Restricted Subsidiaries" means (1) any Subsidiary designated as non-restricted by the Board of Directors of the Company in accordance with the Indenture, and (2) any other Subsidiary of which one or more Non-Restricted Subsidiaries owns, directly or indirectly, the majority of the voting stock, if a corporation; or, if a limited partnership, in which the Non-Restricted Subsidiary is a general partner.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. Our Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries, subject to specified conditions in the Indenture.

     "Subsidiary" means any corporation, partnership, or trust of which we or a Subsidiary own, or we together with one or more Subsidiary own, directly or indirectly, more than 50% of the Voting Stock.

MERGER AND SALE OF ASSETS

     We may consolidate with or merge into any other Person or convey, transfer or lease our properties and assets substantially as an entirety to any Person, and another Person may consolidate or merge with us or convey, transfer or lease its properties and assets to us substantially as an entirety on the following conditions:

     (1) the entity formed by consolidation or merger or to which such assets or properties are conveyed, transferred or leased, is a corporation, partnership or trust organized and validly existing under the laws of the United States, any State or the District of Columbia and such Person expressly assumes our obligations under the Indenture;

     (2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has happened and is continuing; and

     (3) if our property or assets become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Indenture, each of ourselves and such entity have taken appropriate steps to secure any of the Debt Securities equally and ratably with the securities secured thereby.

     Upon such consolidation, merger or conveyance, transfer or lease, the successor entity shall be substituted for us under the Indenture and, except in the case of such a lease, we will be relieved of all obligations under the Indenture.

AMENDMENT, SUPPLEMENT AND WAIVER OF THE INDENTURE

     We, together with the Trustee, may amend or supplement the Indenture with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such amendment or supplement. Any past default by ourselves and its consequences may be waived with the consent of the holders of a majority in principal amount of the outstanding Debt Securities of each series affected by such default. However, we may not enter into any amendment, supplement or waiver without the consent of the holders of all affected Debt Securities if the amendment, supplement or waiver would:

     (1) cause a change in the stated maturity of principal or any installment of principal or interest on any Debt Security;

     (2) reduce the principal amount payable or the rate of interest thereon or any premium payable upon the redemption of the Debt Security;

     (3) change the stated maturity of any Debt Security (or reduce the amount payable upon a declaration of acceleration);

     (4) change the time for payment of any interest on any Debt Security;

     (5) make any Debt Security payable in a currency other than that stated in the Debt Security; or

     (6) reduce the stated percentage of principal amount of Debt Securities whose holders must consent to such amendment, supplement or waiver.

     We, together with the Trustee, may, without the consent of any holder of Debt Securities, amend or supplement the Indenture for purposes including:

     (1) to evidence our succession by another corporation;

     (2) to add covenants or additional Events of Default for the benefit of the holders of all or any series of Debt Securities;

     (3) to cure any ambiguity;

     (4) to correct any provision of the Indenture inconsistent with other provisions or make any other provision which does not adversely materially affect the interests of the holders of Debt Securities; or

     (5) to change or eliminate any provision of the Indenture if such change or elimination is effective only when there are no Debt Securities outstanding issued prior to such change or elimination and entitled to the benefit of such provision.

EVENTS OF DEFAULT

     The Indenture defines an Event of Default as being any one of the following occurrences:

     (1) our failure to pay interest on the Debt Securities of that series when due and the continuation of our failure to pay for 30 days;

     (2) our failure to pay the principal and premium, if any, on the Debt Securities of that series when due at maturity, when due upon redemption, or when due by declaration or otherwise;

     (3) our failure to deposit of any sinking fund payment for that series of Debt Securities when and as due;

     (4) our default in the performance of any other covenant contained in the Indenture (except as to covenants included in the Indenture not for the benefit of that particular series of Debt Securities) continued for 60 days after written notice;

     (5) our default under any mortgage, indenture (including the Indenture) or instrument under which indebtedness for borrowed money is issued or is secured or evidenced, which default constitutes a failure to pay principal of such indebtedness in an amount exceeding $20,000,000 when due and payable (other than as a result of acceleration) or results in indebtedness for borrowed money in the aggregate of $20,000,000 or more becoming or being declared due and payable before its terms, and such acceleration is not rescinded or annulled, or such indebtedness for borrowed money is not discharged within 30 days after written notice to us by the Trustee, or notice to each of ourselves and the Trustee by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series;

     (6) certain events in bankruptcy, insolvency or reorganization; or

     (7) any other events of default provided with respect to the Debt
         Securities.

     If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of each affected series may declare the Debt Securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the Debt Securities of each affected series.

     The holder of any Debt Security of a series will not have any right to institute any proceeding with respect to the Indenture or remedies thereunder, unless

     (1) the holder previously gives the Trustee written notice of an Event of Default,

     (2) the holders of not less than 25% in principal amount of the outstanding Debt Securities of that series shall have also made such written request to the Trustee and offered the Trustee satisfactory indemnity to institute such proceeding as Trustee, and

     (3) the Trustee for 60 days shall have failed to institute such proceeding.

However, the right of any holder of any Debt Security to institute suit for enforcement of any payment of principal, premium, if any, and interest on such Debt Security on or after the applicable due date, may not be impaired or affected without such holder's consent.

     The holders of a majority in principal amount of outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or for exercising any trust or power conferred on the Trustee with respect to Debt Securities of that series. However, the Trustee may refuse to follow any direction that conflicts with any rule of law or the Indenture. Before proceeding to exercise any right or power under the Indenture at the direction of such holders, the Trustee shall be entitled to receive reasonable security or indemnity from such Holders against the costs, expenses and liabilities which could be incurred in compliance with any such direction. The Trustee may withhold from holders of Debt Securities notice of any continuing default (except a default in payment of principal, premium, if any, or interest), if it determines that withholding notice is in their interests.

     We are required to furnish to the Trustee within 120 days after the end of each fiscal year a statement as to whether any default under the Indenture occurred during the fiscal year.

DEFEASANCE AND COVENANT DEFEASANCE

     We may discharge our obligations (a "defeasance") with respect to the outstanding Debt Securities of a series of Debt Securities other than with respect to certain obligations to the Trustee and our obligations with respect to: (1) the registration, transfer and exchange of certificated Debt Securities,
(2) mutilated, destroyed, lost or stolen certificated Debt Securities, and (3) the maintenance of an office or agency in the place of payment and the treatment of funds held by paying agents. We may also be released from the restrictions described under "Certain Covenants of the Company" above and any other provisions identified in the prospectus supplement ("covenant defeasance") under certain conditions. The conditions which we must satisfy for defeasance or covenant defeasance include those set forth below:

     (A) we will have irrevocably deposited or caused to be deposited with the Trustee (or other satisfactory trustee), trust funds for the payment of such Debt Securities, consisting of money, U.S. Government Obligations (as defined below) which in accordance with the scheduled payment of principal and interest thereon will provide money, or a combination of money and U.S. Government Obligations, which will be in an amount sufficient without reinvestment to pay and discharge at maturity or redemption the entire amount of principal of (and premium, if any) and interest on such Debt Securities;

     (B) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to such Debt Securities has occurred and is continuing on the date of such deposit and, for certain purposes, has not occurred during the period ending on the 123rd day after the date of deposit, or any longer preference period;

     (C) the defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest as referred to in the Indenture; and

     (D) the defeasance or covenant defeasance will not result in a breach or violation of the Indenture or other material agreements or instruments or cause the Debt Securities, if listed on a national securities exchange, to be delisted.

     In the case of defeasance, we are also required to deliver to the Trustee an opinion of counsel stating that we have received a direct ruling from the Internal Revenue Service, or such a ruling has been published, or since the date of the Indenture there has been a change in the applicable Federal income tax law, such that the holders of the outstanding Debt Securities of the series to be defeased will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance. The ruling will provide that the holders of the outstanding Debt Securities to be defeased will be subject to Federal income tax on the same amounts, in the same manner, and at the same times as would have been the case if such defeasance had not occurred.

     In the case of a covenant defeasance, we are required to deliver to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Debt Securities of the series for which covenant defeasance is proposed will not recognize income, gain or loss for Federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

     "U.S. Government Obligations" is defined in the Indenture as securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America. In either case, such U.S. Governmental Obligations are not callable or redeemable at the option of the issuer thereof, and shall also include a Depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (the "Securities Act")) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such Depositary receipt.

THE TRUSTEE

     The Trustee has functioned as an unsecured lender to us from time to time. In addition, we may maintain deposit accounts and conduct other banking transactions with the Trustee in the ordinary course of business.

                              PLAN OF DISTRIBUTION

     We may sell the Debt Securities either: (1) through underwriters or dealers; (2) directly to one or more purchasers; or (3) through agents.

     If underwriters or dealers are used in the sale, the underwriters or dealers will acquire the Debt Securities for their own account and may later resell the Debt Securities. Resale transactions for the Debt Securities may include negotiated transactions, the resale at a fixed public offering price or resale at varying prices determined at the time of sale. The Debt Securities may be offered to the public through underwriting syndicates which may be represented by managing underwriters. Such underwriting firms may purchase and sell the Debt Securities in the secondary market, but they are not obligated to do so. There are no assurances that there will be a secondary market for the Debt Securities. The obligations of the underwriters to purchase the Debt Securities will be subject to certain conditions. The underwriters will be obligated to purchase all the Debt Securities of a series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may also sell the Debt Securities directly or through agents designated by us. We will name any agent involved in the offer or sale of the Debt Securities and state any commissions paid by us to that agent in the prospectus supplement. We will set forth in the prospectus supplement the net proceeds we will receive from the sale of the Debt Securities. Unless indicated in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment. Any agent will also be deemed to be an underwriter as that term is defined in the Securities Act.

     We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase Debt Securities at the public offering price provided in the prospectus supplement and provide for payment and delivery on a future date specified in the prospectus supplement. Contracts for those delayed purchases will be subject only to the conditions contained in the prospectus supplement and the prospectus supplement will set forth the commission to be paid for solicitation of those contracts.

     We may indemnify any underwriters, dealers and agents who participate in the distribution of the Debt Securities against certain civil liabilities, including liabilities under the Securities Act. We also may agree to make contributions with respect to payments which the agents or underwriters may be required to make. Those underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

                                    EXPERTS

     Our consolidated financial statements and schedule as of and for the two years ended December 31, 1998, which are incorporated by reference in this prospectus from our Annual Report on Form 10-K, have been incorporated in reliance on the audited report of PricewaterhouseCoopers LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting. Our consolidated balance sheet as of December 31, 1996 and the consolidated statements of income, shareholders' equity, and cash flows for the year ended December 31, 1996 appearing in the Form 10-K have been incorporated by reference in reliance on the audited reports of Ernst & Young LLP, independent auditors, and given on the authority of said firm as experts in auditing and accounting.

                                 LEGAL MATTERS

     The validity of the issuance of the Debt Securities we are offering will be passed upon for us by O'Melveny & Myers LLP. Morgan, Lewis & Bockius LLP, Los Angeles, California will pass upon certain legal matters for the underwriters or agents.

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--------------------------------------------------------------------------------

                                  $100,000,000

                                  (ILFC LOGO)
                              INTERNATIONAL LEASE
                              FINANCE CORPORATION

                                  5 5/8% NOTES
                               DUE APRIL 15, 2002

                     --------------------------------------
                             PROSPECTUS SUPPLEMENT
                     --------------------------------------

                              MERRILL LYNCH & CO.
                            PAINEWEBBER INCORPORATED
                       PRUDENTIAL SECURITIES INCORPORATED

                                 APRIL 7, 1999

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